UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 7, 2007.

URANIUM 308 CORP. (Exact name of registrant as specified in its chapter)

Nevada (State or other jurisdiction of incorporation	000-52476 (Commission File Number)	33-1173228 (IRS Employer Identification No.)

2820 W. Charleston Blvd., Suite 22 Las Vegas, Nevada (Address of principal executive offices)	89102 (Zip Code)

Registrant's telephone number, including area code (866) 892-5232

A-707 Jian Wai Soho 39 East 3rd-Ring Road, Chao Yang District Beijing, China 100022 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

On November 29, 2007, the Company issued 588,500 units (each a “Unit”) to 17 individuals/entities due to the closing of the Company’s private placement at $1.00 per Unit for total gross proceeds of $588,500. Each Unit consists of one share of common stock of the Company and one-half of one share purchase warrant, with each whole warrant entitling the holder to purchase one additional share of common stock of the Company at $2.00 per warrant share until November 29, 2009. The Company believes that some of the issuances are exempt from registration under Regulation D Rule 506 and Section 4(2) of the Securities Act of 1933, as amended (the “Act”). In addition, the Company believes that the remaining issuances are exempt from registration under Regulation S promulgated under the Act as the securities were issued to the individuals/entities through an offshore transaction which was negotiated and consummated outside of the United States.

In relation to the Company’s private placement offering at $1.00 per Unit entered into with the offshore investors only, the Company will be paying: (i) a cash finder’s fee in the amount of $31,500 to an individual in Singapore; (ii) a finder’s fee of 10,000 shares of common stock to Rita Chou of Singapore, and (iii) a finder’s fee of 4,300 Shares of common stock to Hsien Loong Wong of Singapore. The Company believes that the finder’s fee share issuances will be exempt from registration under Regulation S promulgated under the Act as the securities will be issued to the individuals through an offshore transaction which was negotiated and consummated outside of the United States.

In addition, on November 28, 2007, the Company granted in aggregate 7,300,000 stock options to its directors, officer and consultants, which stock options are exercisable pursuant to the terms of the stock option agreement at a price of $1.60 per option share for a period of five years. A copy of the stock option agreement is attached hereto as Exhibit 99.9. In addition, a copy of the 2007 Stock Option and Incentive Plan is attached hereto as Exhibit 99.10.

ITEM 5.01 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On November 7, 2007, Mr. David Lorge was appointed as the Vice President of Exploration of Uranium 308 Corp.

Mr. David Lorge has been a practicing geologist for 28 years and has wide experience in minerals, coal, and geothermal exploration and development with 15 major and 19 junior companies. Major firms have included some of the leading names in mineral exploration, including Newmont Exploration, Ltd., Cominco American, Inc. and Teck Resources, Inc. Mr. Lorge has designed and conducted exploration and development programs using geological, geochemical, and geophysical techniques in China, United States, Canada, Mongolia, Peru, and Ghana. Mr. Lorge has conducted over fifty drilling programs of auger, conventional, reverse-circulation, and diamond-core drilling and has multiple successes in discovering, defining and expanding mineralization in North America, Asia and Africa. Mr. Lorge received a B.Sc. degree in Geological Engineering in 1979 from the Missouri School of Mines at the University of Missouri, Rolla. His course of study emphasized geology, exploration techniques, and mineral development and included graduate level courses in geology. Mr. Lorge’s professional affiliations include: Society of Economic Geologist (Fellow) and membership in the Society of Mining, Metallurgy, the Geological Society of Nevada, the Northwest Mining Association, and the Nevada Petroleum Society.

On November 28, 2007, Mr. Chris Metcalf and Mr. Martin Shen were appointed as directors of Uranium 308 Corp.

Mr. Christopher S. Metcalf is currently the President of Altitude Funds LLC, and Vice President of GF Private Equity Group LLC. In addition, Mr. Metcalf is currently a director of Sinobiomed Inc. since March 1, 2007. Prior to these positions, from 2002 to 2006, Mr. Metcalf served as the Vice President of the Graystone Research Group in Morgan Stanley, performing portfolio and research analysis for hedge funds and private equity. From 2000 to 2002, Mr. Metcalf held the position of Vice President of Private Equity at KMV Capital LLC, a consulting and private equity firm. Mr. Metcalf has also held the positions of Vince President and Senior Financial Analyst at Charles Schwab Family Private Equity Fund (1999-2000), Investment Banking Representative at Prudential Securities, and Tax Analyst at Wachovia Bank. Apart from his professional experience, Mr. Metcalf holds degrees from the University of Chicago (MBA with Honors), and the University of Virginia (JD and Bachelor of Science in Commerce).

Mr. Martin Shen has been the Controller and Chief Financial Officer of R. Wales and Son, a private Canadian manufacturer engaged in refurbishing mining equipment parts for local and international mines, since 2003. Mr. Shen is a Certified Public Accountant (Colorado) with special expertise in international accounting and taxation, he has held multiple positions in PriceWaterhouseCoopers’ (PCW) Vancouver, Hong Kong and Singapore offices, serving variously as Tax Manager from 1998 to 2002 and as a Senior Accountant and Senior Associate from 1995 to 1998. In addition to holding a B.Sc. from the University of British Columbia, Mr. Shen has extensive tax training, including US Intermediate Tax Training (PwC, Tampa, Florida); US Tax Technical Training (PwC, Charleston, South Carolina); and Asia Region Tax Technical Training (Singapore).

ITEM 8.01 OTHER EVENTS

Pursuant to Form 8-K, General Instructions F, registrant hereby incorporates by reference the press releases attached hereto as Exhibits 99.1, 99.2, 99.3, 99.4, 99.5, 99.6, 99.7, 99.8, 99.9 and 99.10.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

Exhibit No.	Description
Exhibit 99.1	Press Release dated October 3, 2007
Exhibit 99.2	Press Release dated October 23, 2007
Exhibit 99.3	Press Release dated October 24, 2007
Exhibit 99.4	Press Release dated November 6, 2007
Exhibit 99.5	Press Release dated November 7, 2007
Exhibit 99.6	Press Release dated November 14, 2007
Exhibit 99.7	Press Release dated November 26, 2007
Exhibit 99.8	Press Release dated November 30, 2007
Exhibit 99.9	Sample Stock Option Agreement, dated November 28, 2007
Exhibit 99.10	2007 Stock Option and Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 3, 2007

URANIUM 308 CORP.

	By:	/s/ Dennis Tan
	Name:	Dennis Tan
	Title:	President and a Director